                              CONFIRMING STATEMENT

     This Statement confirms that Stefan Widensohler and Verwaltungsgesellschaft
AD. KRAUTH (together, the "Filers") have authorized and designated each of Scott
Way and Denise Cruz to execute and file on the Filers' behalf all Forms 3, 4, and 5 (including any amendments thereto) that the Filers may be required to file with the U.S. Securities and Exchange Commission as a result of the Filers'
ownership of or transactions in securities of LDR Holding Corporation. The authority of Scott Way and Denise Cruz under this Statement shall continue until the Filers are no longer required to file Forms 3, 4, and 5 with regard to the
Filers' ownership of or transactions in securities of LDR Holding Corporation, unless earlier revoked in writing. The Filers acknowledge that neither Scott Way nor Denise Cruz is assuming any of the Filers' responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date:  September 26, 2013               /s/ Stefan Widensohler
                                        ----------------------------------------
                                        Stefan Widensohler

                                        Verwaltungsgesellschaft AD. KRAUTH

                                        By: Stefan Widensohler
                                            ------------------------------------
                                        Name: Stefan Widensohler
                                        Title: Chief Executive Officer